EXHIBIT 99.1

Press Release

Distinctive Devices Inc. to Acquire galaxis technology ag

Tuesday October 14, 10:34 am ET


FORT LEE, N.J.--(BUSINESS WIRE)--Oct. 14, 2003--Distinctive Devices Inc. (OTC:
DDVS - News):

o  Letter of Intent to Acquire Leading Digital TV Technology Provider
o  galaxis Initiator Of LinuxTV(TM) Operating System Powering MHP Standard
o  Substantial Licensing Contracts and Projects to Ensure Significant Growth

Distinctive Devices Inc. ("DDI") (OTC: DDVS - News) today announced that DDI will acquire galaxis technology ag, of Lubeck, Germany, and all two R&D subsidiaries in Germany, on agreed terms. galaxis is a leading provider of digital television software and set-top-box technology. DDI has advanced a secured loan to galaxis on execution of the letter of intent, and proposes to close the transaction within 60 days following execution of a definitive acquisition agreement.

galaxis is the initiator and proprietor of LinuxTV(TM) operating system empowering (multi-media home platform) MHP, the new international (digital video broadcast) DVB standard for interactive digital television and the internet. Galaxis currently licenses several of its proprietary applications to major companies worldwide for the production of digital appliances.

With annual revenue in access of $50 Million, galaxis sees significant growth in sales and EBITDA. Furthermore this transaction will open synergies with respect to software and hardware research and development with utilization of Distinctive Devices, Inc. R&D and manufacturing facilities located in India. This acquisition provides new opportunities for growth and developing the Indian market. DDI is currently in negotiations with leading (multi-services operator) MSO to establish galaxis's digital interactive technologies as standard for Set-Top Boxes in India.

Based on a decade of experience, intellectual property and patents in digital television technology, and strengthened by numerous substantial projects in cable- and pay TV, galaxis will participate in the growing interactive television markets in America, Europe and Asia. Distinctive Devices expects significant growth following conclusion of the acquisition. More information can be viewed on www.ddev.net ; www.galaxis.com ; www.convergence.de ; www.rtsindia.com.

For further information please contact:

     Distinctive Devices Inc.
     One Bridge Plaza, Suite 100
     Fort Lee, NJ 07024
     Sanmody@ddev.net - www.ddev.net
     Sanjay Mody: +1 201-363-9222
     Earl Anderson: +1 561-416-9804

This press release contains forward-looking statements, which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

----------
Contact:

     Distinctive Devices Inc., Fort Lee
     Sanjay Mody, +1 201-363-9222
     Sanmody@ddev.net
     or
     Earl Anderson: +1 561-416-9804
     www.ddev.net